Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113261

PROSPECTUS

Exchange Offer for all outstanding

$225,000,000 7 3/4% Senior Subordinated Notes due 2014

of

Elizabeth Arden, Inc.

MATERIAL TERMS OF THE EXCHANGE OFFER

•	Expires at 5:00 p.m., New York City time, on June 22, 2004, unless extended.

•	The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or applicable interpretation of the staff of the Securities and Exchange Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged for registered notes.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The terms of the registered notes to be issued in the exchange offer are substantially identical to the old notes that we issued on January 13, 2004, except for certain transfer restrictions, registration rights and additional interest provisions relating to the old notes that will not apply to the registered notes.

•	The old notes are, and the registered notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated, unsecured basis by all of our existing and future domestic subsidiaries.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Consider carefully the “ Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2004

This prospectus incorporates business and financial information about us that is not included in or delivered with the prospectus and this information is available without charge to holders upon written or oral request to Marcey Becker, Senior Vice President, Finance and Corporate Development, Elizabeth Arden, Inc., 200 First Stamford Place, Stamford, CT 06902, telephone number (203) 462-5809. In order to obtain timely delivery, holders must request the information no later than five business days before the expiration date of the exchange offer.

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PROSPECTUS SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in this prospectus and the documents incorporated by reference. Unless the context otherwise requires:

•	“we,” “us” and “our” refer to Elizabeth Arden, Inc. and its subsidiaries;

•	the “Elizabeth Arden business” refers to the Elizabeth Arden brands of skin treatment, cosmetics and fragrance products, the Elizabeth Taylor brands of fragrances and the White Shoulders fragrance brand and related assets and liabilities that we acquired on January 23, 2001 from affiliates of Unilever, N.V., at which point we changed our name from French Fragrances, Inc. to Elizabeth Arden, Inc.;

•	references to “notes” includes the “old notes” and/or the “registered notes” as applicable;

•	references to our fiscal years are to the twelve months ended January 31 of that year;

•	references to the “registered notes” refer to the 7 3/4% Senior Subordinated Notes due 2014, which are being registered pursuant to the registration statement to which this prospectus relates.

The Exchange Offer

On January 13, 2004, we issued in a private placement $225.0 million in aggregate principal amount of our 7 3/4% Senior Subordinated Notes due 2014. We refer to those notes as the “old notes” and the private placement as the “original notes offering.” We entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed to register the registered notes and deliver to you this prospectus. You are entitled to exchange your old notes in the exchange offer for registered notes with substantially identical terms. Unless you are a broker-dealer or unable to participate in the exchange offer, we believe that the registered notes to be issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933. You should read the discussion under the headings “The Exchange Offer” and “Description of the Registered Notes” for further information regarding the registered notes.

Elizabeth Arden, Inc.

We are a global prestige fragrance and beauty products company with an extensive portfolio of prestige fragrance, skin care and cosmetics brands. We market over 50 owned or licensed prestige fragrance brands, including Elizabeth Arden’s Red Door, Red Door Revealed, 5th Avenue, Elizabeth Arden green tea, ardenbeauty and Elizabeth Arden Provocative Woman; Elizabeth Taylor’s White Diamonds, Passion, Forever Elizabeth and Gardenia; White Shoulders; Halston; Geoffrey Beene’s Grey Flannel; PS Fine Cologne for Men; Design; and Wings. Our skin care brands include the Ceramide and Eight Hour Cream franchises, and the products First Defense and Overnight Success, and our cosmetics products include Elizabeth Arden brand lipstick, foundation and other color cosmetics products. In addition to our owned or licensed fragrance brands, we distribute more than 250 additional prestige fragrance brands. We believe we are a leader in the prestige fragrance and cosmetics industry due to the global recognition and strength of our brand names, as well as our strong market shares with key retailers. In fiscal 2004, we generated net sales of $814.4 million as compared to $752.0 million in fiscal 2003.

We sell our prestige fragrances and beauty products in more than 65,000 separate retail locations in the United States and abroad, including:

•	department stores such as The May Company, Federated Department Stores, Dillard’s, JCPenney, Belk and Nordstrom;

•	mass retailers such as Wal-Mart, Target, Sears, Kohl’s, Walgreens and CVS; and

•	international retailers such as Boots, Debenhams, Marionnaud and Sephora.

In the United States, we sell our skin care and cosmetics products primarily in department stores and our fragrances in department stores and mass retailers. Outside the United States, we sell Elizabeth Arden fragrances, skin care and cosmetics products in approximately 90 countries through perfumeries, boutiques, department stores and travel retail outlets such as duty free shops and airport boutiques.

We have established ourselves as a source of over 300 fragrance brands through brand ownership, brand licensing and distribution arrangements. We distinguish ourselves from our competitors by offering our customers a leading selection of prestige fragrances coupled with valuable marketing and merchandising services. We believe these services significantly enhance our customers’ sell-through of our products. Specifically, we tailor the marketing, promotion, price points, size and packaging of our prestige fragrances to allow us to sell the same brand in department stores as well as mass retailers while maintaining its prestige image. We also provide many of our mass retailers in the United States additional valuable services, including category and inventory management and fulfillment services that our competitors do not typically offer. We believe that our breadth of products and level of services have enabled us to gain a leading share of the growing prestige fragrance category at mass retailers and to become an important and valued supplier for our customers. For example, we have been named by JCPenney as “Supplier of the Year” for five consecutive years and were awarded the “Supplier Award of Excellence” by Wal-Mart for the fourth quarter of calendar year 2002 in the cosmetic, fragrance, skincare and bath and body category.

Recent Developments

Redemptions

On November 21, 2003, we redeemed $56.0 million aggregate principal amount of our 11 3/4% Senior Secured Notes due 2011 (the “11 3/4% Notes”) at a redemption price of 111.75% of the principal amount plus accrued interest. We funded this redemption with proceeds from our public offering of 5,750,000 shares of common stock, which we closed on October 22, 2003 and sold at an offering price of $18.25 per share. In that offering, we sold 3,666,667 shares, and an affiliate of Unilever, one of our stockholders, sold 2,083,333 shares. We recorded debt extinguishment charges of $8.7 million related to the retirement of these notes.

On December 17, 2003, we redeemed $20.0 million aggregate principal amount of our outstanding 10 3/8% Senior Notes due 2007 (the “10 3/8% Notes”) at a redemption price of 103.458% of the principal amount plus accrued interest. We recorded debt extinguishment charges of $0.5 million related to the repurchase of these notes.

On December 23, 2003, we called for redemption $20.0 million aggregate principal amount of our 10 3/8% Notes at a redemption price of 103.458% of the principal amount plus accrued interest. On January 23, 2004, we funded this redemption with a portion of the net proceeds of the original notes offering. We recorded debt extinguishment charges of $0.9 million related to the repurchase of these notes.

In fiscal 2004, we redeemed $70.7 million aggregate principal amount of our 10 3/8% Notes. On January 13, 2004, we called for redemption of the remaining $84.3 million of the 10 3/8% Notes at a redemption price of 103.458% of the principal amount plus accrued interest. We recorded debt extinguishment charges of $3.8 million related to the redemption of these notes. On February 12, 2004 we funded this redemption with a portion of the net proceeds of the original notes offering.

Tender Offer and Consent Solicitation

On December 23, 2003, we announced an offer to purchase (the “Tender Offer”) for cash any and all of our outstanding 11 3/4% Notes. In conjunction with the Tender Offer, we solicited consents of the registered holders of the 11 3/4% Notes to the adoption of certain proposed amendments to the indenture governing the 11 3/4% Notes (the “11 3/4% Notes Indenture”) that, among other things, eliminated substantially all of the restrictive covenants, released all of the collateral from the lien of the 11 3/4% Notes Indenture and eliminated certain event of default provisions contained in the 11 3/4% Notes Indenture. Adoption of the proposed amendments required receipt of consents from holders of not less than 85% in aggregate principal amount of the outstanding 11 3/4% Notes, excluding for such purposes any notes owned by us that have not been cancelled. The consent solicitation expired on January 7, 2004 and we received the requisite consents to adopt the proposed amendments. Following receipt of the consents, we executed a supplemental indenture with HSBC Bank USA, as trustee (the “Trustee”) under the indenture governing the 11 3/4% Notes, that gives effect to the adopted amendments. Holders who validly tendered their 11 3/4% Notes received $1,200 per $1,000 principal amount (which includes a consent payment of $20 (the “Consent Premium”)) promptly following the closing of the original notes offering. The Tender Offer originally set to expire on January 22, 2004, was extended to and expired on January 29, 2004. A portion of the net proceeds of the original notes offering was used to fund the purchase of the 11 3/4% Notes tendered and purchased in the Tender Offer. We tendered for $95.2 million principal amount of the 11 3/4% Notes and currently have approximately $8.8 million of our 11 3/4% Notes still outstanding. We incurred a charge of $24.6 million related to the redemption of these notes.

The redemption of the 11 3/4% Notes on November 21, 2003 and January 13, 2004, the redemptions of all of the 10 3/8% Notes, the consummation of the Tender Offer and the consent solicitation, the original notes offering and the application of the proceeds therefrom are referred to in this prospectus as the “Refinancing Transactions.”

Our Executive Offices

We were incorporated under the laws of the State of Florida in 1960. Our executive offices are located at 14100 N.W. 60th Avenue, Miami Lakes, Florida, 33014, and our telephone number is (305) 818-8000. We also have a website located at www.elizabetharden.com. The information that appears on our website is not part of this prospectus.

Summary of the Terms of the Exchange Offer

The exchange offer relates to the exchange of up to $225.0 million aggregate principal amount of old notes for an equal aggregate principal amount of registered notes. On January 13, 2004, we issued and sold $225.0 million in aggregate principal amount of the old notes in a private placement. The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes have been registered under the Securities Act and will not bear legends restricting their transfer. We issued the old notes under an indenture which grants you a number of rights. The registered notes also will be issued under that indenture and you will have the same rights under the indenture as the holders of the old notes. See “Description of the Registered Notes.”

Registration Rights Agreement

You are entitled under the registration rights agreement to exchange your old notes for registered notes with substantially identical terms except that the registered notes will not bear legends restricting their transfer. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

The registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if you would not receive freely tradeable registered notes in the exchange offer or you are ineligible to participate in the exchange offer and indicate that you wish to have your old notes registered under the Securities Act. See “The Exchange Offer—Procedures for Tendering.”

The Exchange Offer

We are offering to exchange $1,000 principal amount of 7 3/4% Senior Subordinated Notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered 7 3/4% Senior Subordinated Notes due 2014. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged.

As of this date, there are $225.0 million aggregate principal amount of old notes outstanding.

We will issue the registered notes promptly after the expiration of the exchange offer.

Resales of the Registered Notes

We believe that registered notes to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:

(1)	the registered notes are acquired by you in the ordinary course of your business;

(2)	you are not engaging in and do not intend to engage in a distribution of the registered notes;

(3)	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

(4)	you are not an affiliate of ours, as that term is defined in Rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to this exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered note without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued registered notes in the exchange offer for its own account in exchange for old notes which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered notes. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer these registered notes.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on June 22, 2004, unless we decide to extend the exchange offer. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond August 20, 2004.

Conditions to the Exchange Offer

The only conditions to completing the exchange offer are that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Commission and no injunction, order or decree has been issued which would prohibit, prevent or materially impair our ability to proceed with the exchange offer. See “The Exchange Offer—Conditions.”

Procedures for Tendering Old Notes Held in the Form of Book-Entry Interests

The old notes were issued as global securities in fully registered form without coupons. Beneficial interests in the old notes which are held by direct or indirect participants in The Depository Trust Company are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you are a holder of an old note held in the form of a book-entry interest and you wish to tender your old note for exchange pursuant to the exchange offer, you must transmit to HSBC Bank USA, as exchange agent, on or prior to the expiration of the exchange offer either:

•	a written or facsimile copy of a properly completed and executed letter of transmittal and all other required documents to the address set forth on the cover page of the letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

The exchange agent must also receive on or prior to the expiration of the exchange offer either:

•	a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC, in accordance with the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer—Book-Entry Transfer,” or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

A letter of transmittal accompanies this prospectus. By executing the letter of transmittal or delivering a computer-generated message through DTC’s Automated Tender Offer Program system, you will represent to us that, among other things:

•	the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business;

•	you are not engaging in and do not intend to engage in a distribution of the registered notes;

•	you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes; and

•	you are not our affiliate.

Procedures for Tendering Certificated Old Notes

If you are a holder of book-entry interests in the old notes, you are entitled to receive, in limited circumstances, in exchange for your book-entry interests, certificated notes which are in equal principal amounts to your book-entry interests. See “Description of the Registered Notes—Form of Registered Notes.” No certificated notes are issued and outstanding as of the date of this prospectus. If you acquire certificated old notes prior to the expiration of the exchange offer, you must tender your certificated old notes in accordance with the procedures described in this prospectus under the heading “The Exchange Offer—Procedures for Tendering—Certificated Old Notes.”

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your old notes, you should promptly contact the person in whose name your old notes are registered and instruct that person to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name your old notes are registered. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering—Procedures Applicable to All Holders.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and:

(1)	they are not immediately available;

(2)	time will not permit your old notes or other required documents to reach the exchange agent before the expiration of the exchange offer; or

(3)	you cannot complete the procedure for book-entry transfer on a timely basis,

you may tender your old notes in accordance with the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Acceptance of Old Notes and Delivery of Registered Notes

Except under the circumstances described above under “Conditions to the Exchange Offer,” we will accept for exchange any and all old notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The registered notes to be issued to you in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Withdrawal

You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any old notes not accepted for exchange for any reason without expense to you as promptly as we can after the expiration or termination of the exchange offer.

Exchange Agent	HSBC Bank USA is serving as the exchange agent in connection with the exchange offer.

Consequences of Failure to Exchange

If you do not participate in the exchange offer, upon completion of the exchange offer, the liquidity of the market for your old notes could be adversely affected. See “The Exchange Offer— Consequences of Failure to Exchange.”

Federal Income Tax Consequences	The exchange of old notes will not be a taxable event for federal income tax purposes. See “Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

Issuer	Elizabeth Arden, Inc.

Securities Offered	$225,000,000 aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2014 that have been registered under the Securities Act.

Maturity	January 15, 2014.

Interest	7 3/4% per annum, payable semiannually in arrears on February 15 and August 15, of each year, commencing on August 15, 2004.

Guarantees

All payments on the registered notes, including principal and interest, will be jointly and severally guaranteed on a senior subordinated unsecured basis by all of our existing and future domestic subsidiaries.

Ranking	The registered notes and the guarantees will rank:

•	junior to all of our and the guarantors’ existing and future senior indebtedness and secured indebtedness, including any borrowings under our revolving credit facility and our 11 3/4% Notes;

•	equally with any of our and the guarantors’ future unsecured senior subordinated indebtedness, including trade payables;

•	senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the notes; and

•	effectively junior to all of the liabilities of our subsidiaries that have not guaranteed the notes.

As of January 31, 2004, after giving pro forma effect to the redemption of $84.3 million of the 10 3/8% Notes, the notes and the guarantees would have ranked junior to approximately $13.7 million of senior indebtedness.

Optional Redemption

We may redeem any of the notes at any time on or after January 15, 2009, in whole or in part, at the redemption prices described in this prospectus under “Description of the Registered Notes—Optional Redemption,” plus accrued and unpaid interest and additional interest, if any, to the date of redemption.

In addition, on or before January 15, 2007, we may redeem up to 40% of the aggregate principal amount of the notes issued under the indenture governing the notes with the net proceeds of certain equity offerings, provided at least 60% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption.

Change of Control

Upon a change of control, we will be required to make an offer to purchase each holder’s notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See “Description of the Registered Notes—Repurchase at the Option of Holders—Change of Control.”

Certain Covenants

We will issue the registered notes under the indenture, dated as of January 13, 2004, among us, the Guarantors and the Trustee. The indenture governing the notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	sell assets;

•	pay dividends or make distributions to our stockholders;

•	purchase or redeem capital stock;

•	make investments;

•	consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions. See “Description of the Registered Notes—Certain Covenants.”

Exchange Offer; Registration Rights

We agreed to offer to exchange the old notes for a new issue of substantially identical debt securities registered under the Securities Act as evidence of the same underlying obligation of indebtedness. We have also agreed to provide a shelf registration to cover resales of the notes under certain circumstances. If we fail to satisfy these obligations, we have agreed to pay additional interest to holders of the notes under specified circumstances.

Use of Proceeds	We will not receive any cash proceeds upon completion of the exchange offer.

Risk Factors

See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the notes.

RISK FACTORS

An investment in the registered notes involves a high degree of risk. You should consider carefully the following risk factors, in addition to the other information set forth in this prospectus, before deciding to participate in the exchange offer. The factors set forth below, however, are generally applicable to the old notes, as well as the registered notes.

Risks Relating to this Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We currently have a significant amount of indebtedness. On January 31, 2004, after giving pro forma effect to the redemption of the remaining $84.3 million of 10 3/8% Notes, we would have had total indebtedness of $241.1 million (of which $225.0 million would have consisted of these notes and the balance would have consisted of other debt, including outstanding senior debt which is effectively senior to these notes). In addition, as of January 31, 2004 and based on our borrowing base formula, we had unused availability of approximately $129.5 million under our $200.0 million revolving credit facility and outstanding letters of credit of $0.1 million. Subject to the restrictions in the revolving credit facility and the indentures governing these notes, we and our subsidiaries may incur significant additional indebtedness, which may be secured and senior in priority to these notes. After giving pro forma effect to the Refinancing Transactions, our ratio of earnings to fixed charges would have been 1.4x for fiscal 2004.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the revolving credit facility and the indentures governing these notes contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, geopolitical, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or other sources in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and these notes, on commercially reasonable terms or at all.

Restrictive covenants in our revolving credit facility and the indenture governing these notes may reduce our operating flexibility.

The operating and financial restrictions and covenants in our debt agreements, including our revolving credit facility and the indenture governing these notes, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our revolving credit facility requires us to comply with certain obligations which may require that we take action to reduce debt or to act in a manner contrary to our business objectives. In addition, our revolving credit facility and the indenture governing these notes generally restrict our ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	sell assets;

•	pay dividends or make distributions to our stockholders;

•	purchase or redeem capital stock;

•	make investments;

•	consolidate or merge with other companies; and

•	engage in transactions with affiliates.

Your right to receive payments on the notes is junior to the right of the holders of all of our existing and future senior indebtedness.

Similar to the old notes, the registered notes will be unsecured and junior in right of payment to all our existing and future senior debt, including obligations under our revolving credit facility and our outstanding 11 3/4% Notes. The registered notes will not be secured by any of our assets, and therefore they will be subordinated to any secured debt that we may have now or may incur in the future. Subject to certain limitations, our revolving credit facility permits us to incur additional senior debt in the future. The indebtedness under our current revolving credit facility and the 11 3/4% Notes will also become due prior to the time the principal obligations under these notes become due. In addition, these notes will be effectively subordinated to all indebtedness of our foreign subsidiaries.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our assets and the assets of our subsidiaries will be available to pay obligations on these notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some, but not all, of our subsidiaries will guarantee the registered notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of January 31, 2004, our non-guarantor subsidiaries had no indebtedness other than intercompany indebtedness. Our non-guarantor subsidiaries generated approximately 33% of our consolidated revenues in fiscal 2004 and held 24% of our consolidated assets as of January 31, 2004.

A failure to comply with the covenants contained in our revolving credit facility, the indenture governing the 11 3/4% Notes and the indenture governing these notes could lead to an event of default which could result in an acceleration of the indebtedness. Such an acceleration would constitute an event of default under our other existing indebtedness. We cannot assure you that our future operating results will be sufficient to enable compliance with the covenants in our revolving credit facility, the indenture governing the 11 3/4% Notes, the indenture governing these notes or other indebtedness or to remedy any such default. In addition, in the event of an acceleration, we may not have or be able to obtain sufficient funds to make any accelerated payments, including those under these notes. See “Description of Other Indebtedness” and “Description of the Registered Notes.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our revolving credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Registered Notes—Repurchase at the Option of Holders.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The market for the notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the registered notes. The market for the registered notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Relating to our Business

We may not have sufficient working capital availability under our revolving credit facility to meet our seasonal working capital requirements.

Our working capital requirements have been and will continue to be significant. To date, we have financed and expect to continue to finance our working capital requirements primarily through internally generated funds and our revolving credit facility. If we were to experience a significant shortfall in sales or internally generated funds, we may not have sufficient liquidity to fund our business.

Our arrangements with our manufacturers, suppliers and customers are generally informal and if these arrangements were changed or terminated it could have a material adverse effect on our business, prospects, results of operations and financial condition.

We do not have long-term or exclusive contracts with any of our customers and generally do not have long-term or exclusive contracts with our suppliers of distributed brands. The loss of any of our key suppliers or customers, or a change in our relationship with any one of them, could have a material adverse effect on our business, prospects, results of operations and financial condition. Our ten largest customers accounted for approximately 40% of our net sales in fiscal 2004. Our only customer who accounted for more than 10% of our net sales in fiscal 2004 was Wal-Mart, who, on a global basis, accounted for approximately 15% of our net sales. In addition, our ten largest fragrance manufacturers or suppliers of brands distributed by us on a non-exclusive basis, which represented approximately 36% of our cost of sales for fiscal 2004, generally can, at any time, elect to supply products to our customers directly or through another distributor. Our suppliers of distributed brands may also choose to reduce or eliminate the volume of their products distributed by us.

The beauty industry is highly competitive, and if we are unable to compete effectively it could have a material adverse effect on our business, prospects, results of operations and financial condition.

The beauty industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige beauty companies, some of whom have significantly greater resources than we have and are less highly leveraged. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, the development of new products by us involves considerable costs and we cannot guarantee any new product will generate sufficient consumer interest and sales to become a profitable brand or to cover the costs of its development. These factors, as well as demographic trends, economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to our customers, could result in increased competition and could have a material adverse effect on our business, prospects, results of operations and financial condition.

Consumers may reduce discretionary purchases of our products as a result of a general economic downturn.

We believe that consumer spending on beauty products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers’ stores which may, in turn, result in reduced net sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to predict or react to changes in consumer demand, our sales may decline.

Our success depends upon our ability to anticipate and respond in a timely manner to changing consumer demand and preferences regarding fragrances and beauty products. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Additionally, we often make commitments to manufacture and purchase products from our vendors several months in advance of the proposed delivery to our customers. If we misjudge the market for our merchandise, we may lose sales or we may overstock unpopular products, which may require us to take significant inventory returns or markdowns. In either case, this could have a material adverse effect on our business, prospects, results of operations or financial condition.

Our quarterly results of operations fluctuate due to seasonality and other factors.

We generate much of our sales from operations during the second half of our fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 2004, we generated approximately 66% of our net sales during the second half of the fiscal year. Furthermore, we generate all of our net income in the second half of the year as a result of the seasonality of sales combined with fixed operating expenses, interest expense and equal quarterly depreciation and amortization charges. Any substantial decrease in sales during the second half of our fiscal year could have a material adverse effect on our business, financial condition and net income. Similarly, our working capital needs are greater during the second half of the fiscal year. In addition, we may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and additions or losses of brands or distribution rights.

We depend on third parties for the manufacture and delivery of our products.

We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and suppliers to manufacture certain of our products. We currently obtain these products from a limited number of manufacturers and other suppliers. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products or if these suppliers were unable to supply product, our customer relationships, revenues and earnings could suffer.

The loss of or disruption in our distribution facilities and delays in or the failure to successfully consolidate could have a material adverse effect on our business, prospects, results of operations and financial condition.

We currently have one distribution facility in the United States in Roanoke, Virginia. The loss of the Virginia facility, as well as the inventory stored in that facility, would require us to find a replacement facility and assets. Our ability to successfully consolidate our U.S. distribution operations will depend significantly on the implementation of new processes and the use of new systems by our personnel. Failure to achieve and successfully consolidate these facilities could have a material adverse effect on our business, prospects, results of operations or financial condition. In addition, weather conditions, such as natural disasters, catastrophic events, any malfunction or disruption of our centralized information systems or shipping problems may result in delays or disruptions in the timely distribution of products which could have a material adverse effect on our business, prospects, results of operations and financial condition.

We rely on our information systems to operate our business, and if our information systems fail to adequately perform these functions, our businesses and financial results could be adversely affected.

The efficient operation of our business is dependent on the successful operation of our information systems. In particular, we rely on our information systems to effectively manage our sales, warehousing, distribution, merchandise planning and replenishment and to optimize our overall inventory levels. Most of our information systems are centrally located at third party locations with separate systems at our respective worldwide offices, with offsite backup at other locations. Some of our systems have not been fully implemented and require additional configuration, testing and user training before they become fully operational. Systems integration issues are complex, time-consuming and expensive. The failure of our information systems to perform as we anticipate could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to acquire or license additional brands, secure additional distribution arrangements or obtain the required financing for these agreements and arrangements, the growth of our business could be impaired.

Our business strategy contemplates the continued increase of our portfolio of owned or licensed brands and distributed brands. Our future expansion through acquisitions or new product distribution arrangements, if any, will depend upon the capital resources and working capital available to us. We may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions or arrangements on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.

We may engage in future acquisitions that we may not be able to successfully integrate or manage. These acquisitions may dilute our shareholders’ ownership interest in us and cause us to incur debt and assume contingent liabilities.

We continuously review acquisition prospects that would complement our current product offerings, increase our size and geographic scope of operations or otherwise offer growth and operating efficiency opportunities. The financing for any of these acquisitions could result in an increase in our indebtedness. While there are no current agreements or negotiations underway with respect to any material acquisitions, we may acquire or make investments in businesses or products in the future. Acquisitions may entail numerous integration risks and impose costs on us, including:

•	difficulties in assimilating acquired operations or products, including the loss of key employees from acquired businesses;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks of entering markets in which we have no or limited prior experience;

•	incurrence of substantial debt;

•	assumption of contingent liabilities;

•	incurrence of significant amortization expenses related to intangible assets and the potential impairment of acquired assets; and

•	incurrence of significant immediate write-offs.

Our failure to successfully complete the integration of any acquired business could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to protect our intellectual property rights our ability to compete could be negatively impacted.

The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We own, or have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

We currently hold exclusive license rights to use the “Elizabeth Taylor” name on certain of our beauty products pursuant to a license agreement with the Elizabeth Taylor Cosmetics Company. In addition to customary termination provisions and events of default, the Taylor license agreement provides that if we fail to cure a default under our revolving credit facility within 10 days of written notice of that default, the license can be terminated. The termination of our rights under the Taylor license would adversely affect our results of operations.

Other parties may infringe on our intellectual property rights or intellectual property rights which we are licensed to use and may thereby dilute our brands in the marketplace. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. We may infringe on others’ intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and could material adversely affect our business, prospects, results of operations and financial condition.

We are subject to risks related to our international operations.

We are subject to risks customarily associated with foreign operations, including:

•	currency fluctuations;

•	import and export license requirements;

•	trade restrictions;

•	changes in tariffs and taxes;

•	restrictions on repatriating foreign profits back to the United States;

•	foreign investment;

•	unfamiliarity with foreign laws and regulations;

•	difficulties in staffing and managing international operations;

•	diseases affecting customer purchasing patterns; or

•	geopolitical conditions, such as terrorist attacks, war or other military action.

These risks could have a material adverse effect on our business, prospects, results of operations and financial condition.

Reductions in travel could affect our travel retail business.

We depend on travel for our travel retail business. Any reductions in travel, including as a result of general economic downturns, epidemics, acts of war or terrorism, would result in a material decline in sales and profitability of our travel retail business, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Fluctuations in foreign exchange rates could adversely affect our results of operations.

Our functional currency is the U.S. dollar. Our debt, interest expense and a significant portion of our overhead expenses are denominated in U.S. dollars. However, approximately 33% of our net sales for fiscal 2004 were generated by our international operations. A significant weakening of the currencies in which we generate sales relative to the U.S. dollar may adversely affect our ability to meet our U.S. dollar obligations. In addition, our results of operations are reported in U.S. dollars. Outside the United States, our sales and costs are denominated in a variety of currencies including the euro, British pound, Swiss franc and Australian dollar. Declines in these currencies relative to the U.S. dollar could adversely affect our results of operations when translated according to U.S. generally accepted accounting principles. While we did not hedge against fluctuations in currency rates in fiscal 2004, we have engaged in currency hedging transactions with a limited notional amount in fiscal 2005 to reduce the exposure of our earnings to fluctuating currency rates. There can be no assurance that our hedging activities, if any, would eliminate or substantially reduce risks associated with fluctuating exchange rates.

If we are unable to retain key executives and other personnel our growth may be hindered.

Our success largely depends on the performance of our management team and other key personnel. Our future operations could be harmed if any of our senior executives or other key personnel ceased working for us. We are particularly dependent on E. Scott Beattie, our Chairman and Chief Executive Officer and Paul West, our President and Chief Operating Officer. We currently have no employment contracts with Messrs. Beattie and West and, as a result, may be unable to retain their services.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying costs. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

This prospectus contains summaries, believed to be accurate, of the terms we consider material of certain documents, but reference is made to the actual documents, copies of which will be made available upon request at Elizabeth Arden, Inc., 200 First Stamford Place, Stamford, CT 06902, telephone number (203) 462-5809, Attention: Investor Relations, for the complete information contained in those documents.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption “Risk Factors” and elsewhere in this prospectus.

We caution that the factors described in this prospectus could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly filed documents into this prospectus, which means that we may disclose material information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We will incorporate by reference the documents listed below and any additional documents we file with the SEC under Sections 13(a) or 14 of the Securities Exchange Act of 1934, as amended, until the exchange offer is complete.

The following documents that we previously filed with the SEC are incorporated by reference:

(1)	our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed on April 8, 2004;

(2)	our Proxy Statement dated May 14, 2004, relating to the 2004 Annual Meeting of Shareholders; and

(3)	the description of our common stock which is contained under the caption “Description of the Registrant’s Securities to be Registered” in our registration statement on Form 8-A filed with the SEC on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the SEC on September 30, 1997, and including any amendment or report filed for the purposes of updating such description.

We will provide any person to whom a copy of this prospectus is delivered, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless specifically incorporated by reference. You should direct any requests for documents to Elizabeth Arden, Inc., 200 First Stamford Place, Stamford, CT 06902, Attention: Marcey Becker.

THE EXCHANGE OFFER

Purpose and Effect

We issued the old notes on January 13, 2004 in a private placement to a limited number of qualified institutional buyers, as defined under the Securities Act, and to a limited number of persons outside the United States. In connection with this issuance, we entered into the indenture and the registration rights agreement. These agreements require that we file a registration statement under the Securities Act with respect to the registered notes to be issued in the exchange offer and, upon the effectiveness of the registration statement, offer to you the opportunity to exchange your old notes for a like principal amount of registered notes. These registered notes will be issued without a restrictive legend and, except as set forth below, may be reoffered and resold by you without registration under the Securities Act. After we complete the exchange offer, our obligations with respect to the registration of the old notes and the registered notes will terminate, except as provided in the last paragraph of this section. A copy of the indenture relating to the notes and the registration rights agreement have been filed as exhibits to the registration statement of which this prospectus is a part. As a result of the filing and assuming the effectiveness of the registration statement and that we complete the exchange offer within 30 business days of the date that the registration statement is declared effective, we will not be required to pay any additional interest.

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, if you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or a broker-dealer referred to in the next paragraph, we believe that registered notes to be issued to you in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act. This interpretation, however, is based on your representation to us that:

(1) the registered notes to be issued to you in the exchange offer are acquired in the ordinary course of your business;

(2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be issued to you in the exchange offer; and

(3) you have no arrangement or understanding with any person to participate in the distribution of the registered notes to be issued to you in the exchange offer.

If you tender your old notes in the exchange offer for the purpose of participating in a distribution of the registered notes to be issued to you in the exchange offer, you cannot rely on this interpretation by the staff of the Commission. Under those circumstances, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives registered notes in the exchange offer for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those registered notes. See “Plan of Distribution.”

If you will not receive freely tradeable registered notes in the exchange offer or are not eligible to participate in the exchange offer, you can elect, by indicating on the letter of transmittal and providing additional necessary information, to have your old notes registered in a “shelf” registration statement on an appropriate form pursuant to Rule 415 under the Securities Act. If we are obligated to file a shelf registration statement, we will be required to keep the shelf registration statement effective for a period of 180 days from the date the shelf registration statement is declared effective by the Commission or a shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Other than as set forth in this paragraph, you will not have the right to require us to register your old notes under the Securities Act. See “—Procedures for Tendering” below.

Consequences of Failure to Exchange

After we complete the exchange offer, if you have not tendered your old notes, you will not have any further registration rights, except as set forth above. Your old notes will continue to be subject to restrictions on transfer. Therefore, the liquidity of the market for your old notes could be adversely affected upon completion of the exchange offer if you do not participate in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of registered notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. You may tender some or all of your old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the registered notes are substantially the same as the form and terms of the old notes, except that the registered notes to be issued in the exchange offer have been registered under the Securities Act and will not bear legends restricting their transfer. The registered notes will be issued pursuant to, and entitled to the benefits of, the indenture. The indenture also governs the old notes. The registered notes and the old notes will be deemed one issue of notes under the indenture.

As of the date of this prospectus, $225.0 million in aggregate principal amount of old notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the old notes. You do not have any appraisal or dissenters’ rights in connection with the exchange offer under the Florida Business Corporation Act or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as our agent for the tendering holders for the purpose of receiving the registered notes from us. If we do not accept any tendered notes because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, we will return certificates for any unaccepted old notes, without expense, to the tendering holder as promptly as practicable after the expiration date.

You will not be required to pay brokerage commissions or fees or, except as set forth below under “—Transfer Taxes,” transfer taxes with respect to the exchange of your old notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Fees and Expenses” below.

Expiration Date; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on June 22, 2004, unless we determine, in our sole discretion, to extend the exchange offer, in which case, it will expire at the later date and time to which it is extended. We do not intend to extend the exchange offer, although we reserve the right to do so. If we determine to extend the exchange offer, we do not intend to extend it beyond August 20, 2004. If we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent and give each registered holder notice by means of a press release or other public announcement of any extension prior to 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We also reserve the right, in our sole discretion,

(1) to delay accepting any old notes or, if any of the conditions set forth below under “—Conditions” have not been satisfied or waived, to terminate the exchange offer by giving oral or written notice of the delay or termination to the exchange agent, or

(2) to amend the terms of the exchange offer in any manner, by complying with Rule 14e-l(d) under the Exchange Act to the extent that rule applies.

We acknowledge and undertake to comply with the provisions of Rule 14e-l(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination or withdrawal of the exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

Book-Entry Interests

The old notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

If you hold your old notes in the form of book-entry interests and you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date either:

(1) a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address set forth on the cover page of the letter of transmittal; or

(2) a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book-entry transfer, in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

In addition, in order to deliver old notes held in the form of book-entry interests:

(1) a timely confirmation of book-entry transfer of the notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below under “—Book-Entry Transfer” must be received by the exchange agent prior to the expiration date; or

(2) you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company, or nominee to effect the above transactions for you.

Certificated Old Notes

Only registered holders of certificated old notes may tender those notes in the exchange offer. If your old notes are certificated notes and you wish to tender those notes for exchange pursuant to the exchange offer, you must transmit to the exchange agent on or prior to the expiration date, a written or facsimile copy of a properly completed and duly executed letter of transmittal, including all other required documents, to the address set forth below under “—Exchange Agent.” In addition, in order to validly tender your certificated old notes:

(1) the certificates representing your old notes must be received by the exchange agent prior to the expiration date or

(2) you must comply with the guaranteed delivery procedures described below.

Procedures Applicable to All Holders

If you tender an old note and you do not withdraw the tender prior to the expiration date, you will have made an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless:

(1) old notes tendered in the exchange offer are tendered either

(A) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(B) for the account of an eligible institution; and

(2) the box entitled “Special Registration Instructions” on the letter of transmittal has not been completed.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a financial institution, which includes most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program.

If the letter of transmittal is signed by a person other than you, your old notes must be endorsed or accompanied by a properly completed bond power and signed by you as your name appears on those old notes.

If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, in this instance you must submit with the letter of transmittal proper evidence satisfactory to us of their authority to act on your behalf.

We will determine, in our sole discretion, all questions regarding the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. This determination will be final and binding.

We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

You must cure any defects or irregularities in connection with tenders of your old notes within the time period we will determine unless we waive that defect or irregularity. Although we intend to notify you of defects or irregularities with respect to your tender of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give this notification. Your tender will not be deemed to have been made and your notes will be returned to you if:

(1) you improperly tender your old notes;

(2) you have not cured any defects or irregularities in your tender; and

(3) we have not waived those defects, irregularities or improper tender.

The exchange agent will return your notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration of the exchange offer.

In addition, we reserve the right in our sole discretion to:

(1) purchase or make offers for, or offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer;

(2) terminate the exchange offer; and

(3) to the extent permitted by applicable law, purchase notes in the open market, in privately negotiated transactions or otherwise.

The terms of any of these purchases or offers could differ from the terms of the exchange offer.

By tendering, you will represent to us that, among other things:

(1) the registered notes to be acquired by you in the exchange offer are being acquired in the ordinary course of your business,

(2) you are not engaging in and do not intend to engage in a distribution of the registered notes to be acquired by you in the exchange offer,

(3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered notes to be acquired by you in the exchange offer and

(4) you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

In all cases, issuance of registered notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for your old notes or a timely book-entry confirmation of your old notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, or a computer-generated message instead of the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than you desire to exchange, the unaccepted or non-exchanged old notes, or old notes in substitution therefor, will be returned without expense to you. In addition, in the case of old notes, tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the non-exchanged old notes will be credited to your account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

If you desire to tender your old notes and your old notes are not immediately available or one of the situations described in the immediately preceding paragraph occurs, you may tender if:

(1) you tender through an eligible financial institution;

(2) on or prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution, a written or facsimile copy of a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us; and

(3) the certificates for all certificated old notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery may be sent by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery must set forth:

(1) your name and address;

(2) the amount of old notes you are tendering; and

(3) a statement that your tender is being made by the notice of guaranteed delivery and that you guarantee that within three New York Stock Exchange trading days after the execution of the notice of guaranteed delivery, the eligible institution will deliver the following documents to the exchange agent:

(A) the certificates for all certificated old notes being tendered, in proper form for transfer or a book-entry confirmation of tender;

(B) a written or facsimile copy of the letter of transmittal, or a book-entry confirmation instead of the letter of transmittal; and

(C) any other documents required by the letter of transmittal.

Book-Entry Transfer

The exchange agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the exchange agent at DTC. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

If one of the following situations occur:

(1) you cannot deliver a book-entry confirmation of book-entry delivery of your book-entry interests into the exchange agent’s account at DTC; or

(2) you cannot deliver all other documents required by the letter of transmittal to the exchange agent prior to the expiration date,

then you must tender your book-entry interests according to the guaranteed delivery procedures discussed above.

Withdrawal Rights

You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date.

The notice of withdrawal must:

(1) state your name;

(2) identify the specific old notes to be withdrawn, including the certificate number or numbers and the principal amount of withdrawn notes;

(3) be signed by you in the same manner as you signed the letter of transmittal when you tendered your old notes, including any required signature guarantees or be accompanied by documents of transfer sufficient for the exchange agent to register the transfer of the old notes into your name; and

(4) specify the name in which the old notes are to be registered, if different from yours.

We will determine all questions regarding the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision of the exchange offer and subject to our obligations under the registration rights agreement, we will not be required to accept for exchange, or to issue registered notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of any old notes for exchange any of the following events occur:

(1) any injunction, order or decree has been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair our ability to proceed with the exchange offer; or

(2) the exchange offer violates any applicable law or any applicable interpretation of the staff of the Commission.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them, subject to applicable law. We also may waive in whole or in part at any time and from time to time any particular condition in our sole discretion. If we waive a condition, we may be required in order to comply with applicable securities laws, to extend the expiration date of the exchange offer. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of these rights and these rights will be deemed ongoing rights which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no registered notes will be issued in exchange for any of those old notes, if at the time the notes are tendered any stop order is threatened by the Commission or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

The exchange offer is not conditioned on any minimum principal amount of old notes being tendered for exchange.

Exchange Agent

We have appointed HSBC Bank USA as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, by Hand

or by Overnight Courier:

HSBC Bank USA

One Hanson Place

Lower Level

Brooklyn, New York 11243

Attention: Issuer Services

By Facsimile: (718) 488-4488	By Telephone: (718) 488-4475

The exchange agent also acts as trustee under the indenture.

Fees and Expenses

We will not pay brokers, dealers, or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. Additional solicitations, however, may be made in person or by telephone by our officers and employees.

We will pay the estimated cash expenses to be incurred in connection with the exchange offer. These are estimated in the aggregate to be approximately $25,000 which includes fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with a tender of your old notes for exchange unless you instruct us to register registered notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expense of the exchange offer over the term of the registered notes under accounting principles generally accepted in the United States of America.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of January 31, 2004 on an actual basis and on an as adjusted basis to reflect the redemption of $84.3 million aggregate principal amount of the 10 3/8% Notes on February 12, 2004.

We urge you to read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and our consolidated financial statements and accompanying notes incorporated by reference in and included elsewhere in this prospectus.

	As of January 31, 2004
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$89,087	$—	(1)

Short-term debt:
Revolving credit facility(1)(2)	$—	$225
Long-term debt:
8.84% Mortgage Notes due 2004	4,835	4,835
11 3/4% Senior Secured Notes due 2011	8,802	8,802
10 3/8% Senior Notes due 2007	84,285	—
7 3/4% Senior Subordinated Notes due 2014	225,000	225,000
8.5% Subordinated Debentures due 2004	2,167	2,167

Total debt	$325,089	$241,029
Convertible, redeemable preferred stock:
Series D convertible preferred stock, $.01 par value (liquidation preference $120 per share); 1,000,000 shares authorized, 226,955 issued and outstanding actual and as adjusted	10,793	10,793
Shareholders’ equity	210,959	208,272	(3)

Total capitalization	$546,841	$460,094

(1)	Adjusted to reflect the redemption of the 10 3/8% Notes on February 12, 2004 and the payment of interest accrued through the date of redemption.
(2)	As of May 1, 2004, approximately $68.0 million was outstanding under our revolving credit facility and $77.6 million was available for borrowing thereunder.
(3)	Adjusted to reflect the after-tax charges of $2.7 million related to the premiums and the write-off of deferred financing fees associated with the redemption of the 10 3/8% Notes.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected consolidated financial data for and as of the fiscal years ended January 31, 2000, 2001, 2002, 2003 and 2004. The selected consolidated financial data for each of the fiscal years ended January 31, 2002, 2003 and 2004 and as of January 31, 2003 and 2004 were derived from the audited consolidated financial statements, which are incorporated by reference herein. The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes related thereto incorporated by reference in this prospectus.

	Fiscal Year Ended January 31,
	2000	2001(1)	2002	2003	2004
	(in thousands)
Selected Income Statement Data:
Net sales(2)	$349,083	$372,633	$668,097	$752,041	$814,425
Cost of sales	262,337	276,595	422,705	444,628	478,648

Gross profit(2)	86,746	96,038	245,392	307,413	335,777
Selling, general and administrative(2)	30,633	43,120	208,944	216,504	242,590
Depreciation and amortization	11,166	12,124	30,585	22,700	20,857

Income from operations	44,947	40,794	5,863	68,209	72,330
Interest expense	(19,412)	(20,167)	(44,763)	(43,075)	(39,593)
Debt extinguishment charges	—	—	—	—	(34,808)
Other income (expense)	(204)	900	49	75	(5)

Income (loss) before income taxes	25,331	21,527	(38,851)	25,209	(2,076)
Provision for (benefit from) income taxes	10,002	8,091	(9,014)	7,059	(4,112)

Net income (loss)	15,329	13,436	(29,837)	18,150	2,036

Other Data:
EBITDA(3)	$55,909	$53,818	$36,497 (4)	$90,984	$58,374 (5)
Capital expenditures	(3,700)	(5,207)	(9,972)	(9,757)	(13,838)
Ratio of earnings to fixed charges(6)	2.3x	2.0x	—	1.6x	—

	Fiscal Year Ended January 31,
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$22,144	$17,695	$15,913	$22,663	$89,087
Inventories	129,808	210,497	192,736	200,876	193,382
Working capital	173,005	183,494	190,290	216,461	220,843
Total assets	309,632	583,147	596,765	627,620	698,079
Debt:
Short-term debt	—	22,945	7,700	2,068	—
Long-term debt	176,805	332,291	328,433	320,329	325,089

Total debt	$176,805	$355,236	$336,133	$322,397	325,089

Convertible, redeemable preferred stock	—	8,542	11,980	15,634	10,793
Shareholders’ equity	82,287	134,887	111,934	131,844	210,959

(1)	The acquisition of the Elizabeth Arden business was consummated on January 23, 2001. Income statement data for the fiscal year ended January 31, 2001 includes eight days of results from the Elizabeth Arden business.
(2)	Effective February 1, 2002, we adopted Emerging Issues Task Force (“EITF”) No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer,” which codifies and reconciles EITF No. 00-14 “Accounting for Certain Sales Incentives” and EITF No. 00-25 “Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor’s Products.” Therefore, for all fiscal years presented, we have reclassified certain costs from selling, general and administrative expense as reductions to net sales and gross profit. These reclassifications have no impact on income from operations or net income. See Note 3 to the Notes to Consolidated Financial Statements, which are incorporated by reference herein.

(3)	EBITDA is defined as net income plus (less) the provision for (benefit from) income taxes, plus interest expense, plus depreciation and amortization expense. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a performance measure commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure (particularly where acquisitions are involved); depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA, may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net income (loss), as determined in accordance with generally accepted accounting principles, to EBITDA (in thousands):

	Fiscal Year Ended January 31,
	2000	2001	2002	2003	2004
Net income (loss)	$15,329	$13,436	$(29,837)	$18,150	$2,036
Plus (less):
Provision for (benefit from) income taxes	10,001	8,091	(9,014)	7,059	(4,112)
Interest expense	19,412	20,167	44,763	43,075	39,593
Depreciation and amortization	11,167	12,124	30,585	22,700	20,857

EBITDA	$55,909	$53,818	$36,497	$90,984	$58,374

(4)	EBITDA for fiscal 2002 reflects an estimated $20.5 million of lower gross profits due to high cost Elizabeth Arden inventory owned prior to the acquisition and sold during the fiscal year, a $10.3 million inventory charge incurred in the second quarter and a $500,000 charge incurred in the fourth quarter for restructuring. The Elizabeth Arden products we purchased prior to the acquisition were carried at a higher cost and resulted in a lower gross margin than sales of Elizabeth Arden products we manufactured after the acquisition.
(5)	EBITDA for the fiscal year ended January 31, 2004 includes debt extinguishment charges of $34.8 million and restructuring charges of $2.3 million.
(6)	Earnings are the sum of net income (loss), taxes and fixed charges. Fixed charges are interest, amortization of debt expense and debt issue premiums and a portion of rental expense that is a reasonable approximation of the interest factor. For the fiscal years ended January 31, 2002 and January 31, 2004, earnings are insufficient to cover fixed charges as evidenced by a less than one-to-one coverage ratio as shown above. Additional earnings of approximately $38.9 million and $2.1 million were necessary for the fiscal years ended January 31, 2002 and January 31, 2004, respectively, to provide a one-to-one coverage ratio.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

We have a revolving credit facility with a syndicate of banks, for which JP Morgan Chase Bank is the administrative agent, that provides for borrowings on a revolving basis of up to $200.0 million with a $25.0 million sublimit for letters of credit. The revolving credit facility matures in January 2006 and is guaranteed by all of our U.S. subsidiaries. Borrowings under the revolving credit facility are limited to 85% of eligible accounts receivable and 65% of eligible inventory and are collateralized by a first priority lien on all of our U.S. accounts receivable and inventory. Our obligations under the revolving credit facility rank pari passu, or equal in right of payment, with our 11 3/4% Notes and will rank senior in right of payment to the notes offered hereby.

The revolving credit facility has only one financial maintenance covenant, which is a fixed charge coverage ratio that must be maintained at not less than 1.1 to 1 if average borrowing availability declines to less than $50.0 million. No financial maintenance covenant was applicable for any fiscal quarter during the fiscal year ended January 31, 2004. The revolving credit facility prohibits the payment of dividends on our common stock and other distributions to common shareholders and restricts us from incurring additional non-trade indebtedness (other than refinancing and certain small amounts of indebtedness), except that we are permitted to repurchase up to $4.0 million of common stock.

Borrowings under the revolving credit portion of the credit facility bear interest at a floating rate based on the “Applicable Margin,” which is determined by reference to a specific financial ratio. At our option, the Applicable Margin may be applied to either the LIBOR or the prime rate. We entered into an amendment to the credit facility effective February 25, 2004 to reduce the interest rates changed on LIBOR Loans and base rate loans. The amendment changed the reference ratio for determining the Applicable Margin from a consolidated debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio to a fixed charge coverage ratio. As a result of the amendment, the Applicable Margin was decreased to a range of 2.00% to 2.75% from a range of 2.25% to 3.00% for LIBOR loans and to a range of 0.25% to 1.00% from a range of 0.5% to 1.25% for prime rate borrowings. As of January 31, 2004, the Applicable Margin was 2.75% for LIBOR loans and 1.00% for prime rate loans. At February 29, 2004, the Applicable Margin was 2.25% for LIBOR loans and 0.50% for prime rate loans. The commitment fee on the unused portion of the credit facility ranges from 0.25% to 0.50% per year.

As of January 31, 2004, we had no borrowings outstanding under the revolving credit facility and had letters of credit of $0.1 million outstanding, as compared with a balance of $2.1 million and letters of credit of $0.3 million outstanding as of January 31, 2003. As of January 31, 2004, the remaining availability under the credit facility, based upon eligible receivables and inventories, was approximately $129.5 million. We used a portion of the proceeds from the sale of our 7 3/4% Senior Subordinated Notes due 2014 completed on January 13, 2004 to temporarily pay down borrowings under the credit facility and then called for the redemption of our remaining 10 3/8% Notes, which were redeemed on February 12, 2004.

We are permitted to voluntarily prepay the obligations without any penalty, other than breakage costs, or premium at any time under the revolving credit facility and to permanently reduce the amount committed under the revolving credit facility.

Other Indebtedness

Mortgage Note.    In June 1996, we obtained a $6.0 million mortgage on our Miami Lakes facility. The mortgage note provides for monthly payments of interest at 8.84% and a 20-year amortization schedule. The outstanding principal balance of the mortgage note is due and payable in June 2004. The mortgage note is secured by a first priority lien on the Miami Lakes facility. As of October 25, 2003, $4.9 million principal amount of the mortgage note was outstanding. We plan to cease conducting distribution activities from the Miami Lakes facility at the end of January 2004 and sell the facility after that time.

11 3/4% Senior Secured Notes.    In connection with the acquisition of the Elizabeth Arden business, we issued $160.0 million in aggregate principal amount of the 11 3/4% Notes. The 11 3/4% Notes were issued pursuant to an indenture dated January 21, 2001 with HSBC Bank USA, as trustee. The 11 3/4% Notes rank pari passu in right of payment with all of our existing and future senior debt, including the revolving credit facility, except to the extent of any security interest securing such other debt, and rank senior in right of payment to all existing and future subordinated indebtedness of ours, including the registered notes. In connection with the consent solicitation associated with the Tender Offer, we executed a supplemental indenture with the Trustee which substantially eliminates all of the restrictive covenants and the 11 3/4% Notes are no longer secured by a lien on the collateral. See “Prospectus Summary—Recent Developments.” As of October 25, 2003, we had $160.0 million aggregate principal amount of our 11 3/4% Notes outstanding. On November 17, 2003, we redeemed $56.0 million aggregate principal amount of our 11 3/4% Notes with the net proceeds from a public offering of common stock. On January 29, 2004, we received tenders from over 85% of the outstanding principal amount of 11 3/4% Notes. We used a portion of the net proceeds from the original notes offering to purchase $95.2 million aggregate principal amount of 11 3/4% Notes that were validly tendered. We currently have approximately $8.8 million aggregate principal amount of our 11 3/4% Notes outstanding.

8.5% Subordinated Debentures.    The 8.5% Subordinated Debentures were issued in connection with the acquisition of certain assets of Fragrance Marketing Group, Inc. in May 1996. The remaining principal balance of $2.2 million of 8.5% Subordinated Debentures was repaid in May 2004.

DESCRIPTION OF THE REGISTERED NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Elizabeth Arden” refers only to Elizabeth Arden, Inc. and not to any of its subsidiaries.

We will issue the registered notes pursuant to the indenture among ourselves, the Guarantors and HSBC Bank USA, as trustee, that we entered into on January 13, 2004 in connection with the issuance of the old notes. The terms of the registered notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. You are encouraged to read the indenture because it, and not this description, defines your rights as holders of the notes. Unless specifically stated, all descriptions apply to both the old notes and the registered notes.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Registered Notes and the Registered Note Guarantees

The Registered Notes

The registered notes:

•	will be general unsecured obligations of Elizabeth Arden;

•	will be subordinated in right of payment to all existing and future Senior Debt of Elizabeth Arden; and

•	will be unconditionally guaranteed by the Guarantors.

The Registered Note Guarantees

The registered notes will be guaranteed by all of Elizabeth Arden’s Domestic Subsidiaries.

Each guarantee of the registered notes:

•	will be a general unsecured obligation of the Guarantor; and

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor.

As of January 31, 2004, after giving effect to the redemption of $84.3 million of the 10 3/8% Notes, Elizabeth Arden and the Guarantors would have had total Senior Debt of approximately $13.7 million. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the registered notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit Elizabeth Arden and the Guarantors to incur additional Senior Debt.

Not all of Elizabeth Arden’s Subsidiaries will guarantee the registered notes. As of January 31, 2004, non-guarantor Subsidiaries would have had no indebtedness outstanding other than intercompany indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Our non-guarantor subsidiaries generated approximately 33% of our consolidated revenues in fiscal 2004 and held 24% of our consolidated assets as of January 31, 2004.

As of the date of the indenture, all of Elizabeth Arden’s Subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” Elizabeth Arden will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Elizabeth Arden will also be permitted to designate certain of its Subsidiaries as “Receivables Subsidiaries” in connection with Qualified Receivables Transactions. Properly designated Unrestricted Subsidiaries and Receivables Subsidiaries will not be subject to many of the restrictive covenants in the indenture and will not guarantee the notes.

Principal, Maturity and Interest

Elizabeth Arden initially issued $225.0 million in aggregate principal amount of old notes in the original notes offering. Elizabeth Arden may issue additional 7 3/4% Senior Subordinated Notes due 2014 under the indenture from time to time. Any issuance of these additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Elizabeth Arden will issue registered notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on January 15, 2014.

Interest on the notes will accrue at the rate of 7 3/4% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2004. Elizabeth Arden will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Elizabeth Arden, Elizabeth Arden will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Elizabeth Arden elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Elizabeth Arden may change the paying agent or registrar without prior notice to the holders of the notes, and Elizabeth Arden or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Elizabeth Arden will not be required to transfer or exchange any note selected for redemption. Also, Elizabeth Arden will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes will be guaranteed by each of Elizabeth Arden’s current and future Domestic Subsidiaries that either guarantees or incurs any Indebtedness (other than intercompany Indebtedness that is not pledged to secure third-party indebtedness); provided, however, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided further, however, that properly designated Receivables Subsidiaries and Unrestricted Subsidiaries will not guarantee the notes. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, (other than Elizabeth Arden or another Guarantor,) unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, if other than such Guarantor, assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b)	in the case of a sale or disposition constituting an Asset Sale, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

Notwithstanding the foregoing, a Restricted Subsidiary may consolidate with, merge into or transfer all or part of its assets and properties to Elizabeth Arden or to a Subsidiary of Elizabeth Arden that is a Guarantor.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if Elizabeth Arden designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary or a Receivables Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Subordination

The payment of principal, interest and premium and Additional Interest, if any, on the notes will be subordinated to the prior payment in full in cash of all Senior Debt of Elizabeth Arden, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of Elizabeth Arden:

(1)	in a liquidation or dissolution of Elizabeth Arden;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Elizabeth Arden or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Elizabeth Arden’s assets and liabilities.

Elizabeth Arden also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Elizabeth Arden or the holders of any Designated Senior Debt; provided, however, that until all Indebtedness under the Credit Agreement is paid in full, a Payment Blockage Notice can only be sent by an authorized representative of the holders of the Indebtedness under the Credit Agreement.

Payments on the notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

Notwithstanding the foregoing, Elizabeth Arden may make payment on the notes if Elizabeth Arden and the trustee receive written notice approving such payment from the representative of Designated Senior Debt of Elizabeth Arden with respect to which either of the events set forth in clauses (1) or (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Additional Interest, if any, on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt or their authorized representatives. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Any security interest, lien or other right, title or interest that the holders of the Senior Debt have in any property of Elizabeth Arden or any Guarantor shall constitute first priority liens and security interests in such property to secure the payment and performance of the Senior Debt, and shall be superior to any security interest, lien, right, title or other interest held by the holders of the notes regardless of (a) the time, order or method of attachment or perfection of such security interests and liens; (b) the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect security interests and liens in any property of Elizabeth Arden or any Guarantor; (c) anything contained in any filing or agreement to which the holders of the Senior Debt now or hereafter may be a party; and (d) the rules for determining perfection or priority under the Uniform Commercial Code, real property laws or any other law governing the relative priorities of secured creditors. Any security interest, lien, right, title or other interest held by the holders of the notes shall be subordinate and junior to priority to any security interest, lien, right, title or other interest held by or on behalf of the holders of the Senior Debt.

The holders of the notes agree that the holders of the Senior Debt may at any time, and from time to time, either prior to or after any default by Elizabeth Arden or any Guarantor: (a) advance or refuse to advance additional credit and make other accommodations to or for the account of any such party; (b) by written agreement or otherwise, extend, renew or change, modify, compromise, release, refuse to extend, renew, or change the Senior Debt or any part thereof and waive any default under all or any part thereof, and modify, rescind, or waive any provision of any related agreement or collateral undertaking, including, but not by way of limitation, any provision relating to acceleration of maturity; (c) fail to set off any or all accrued balances or deposit balances or any part thereof on the books of any holder of Senior Debt in favor of Elizabeth Arden or any Guarantor and/or release the same; and (d) generally deal with Elizabeth Arden or any Guarantor in such manner that the holders of Senior Debt may see fit, including, without limiting the generality of the foregoing, any forbearance, failure, delay or refusal by such holder to exercise any rights or remedies that it may have against Elizabeth Arden or any Guarantor, all without impairing or affecting the rights and remedies of the holders of the Senior Debt.

Elizabeth Arden must promptly notify holders of Senior Debt if payment on the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Elizabeth Arden, holders of notes may recover less ratably than creditors of Elizabeth Arden who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of notes may recover less ratably than trade creditors of Elizabeth Arden. See “Risk Factors—Your right to receive payments on the notes is junior to the right of the holders of all of our existing and future senior indebtedness.”

Optional Redemption

At any time prior to January 15, 2007, Elizabeth Arden may on any one or more occasions redeem up to 40% of the aggregate principal amount of notes issued under the indenture (including any additional notes) at a redemption price of 107.750% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of a Qualified Equity Offering; provided, however, that:

(1)	at least 60% of the aggregate principal amount of notes issued under the indenture (including additional notes, but excluding notes held by Elizabeth Arden and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at Elizabeth Arden’s option prior to January 15, 2009. Elizabeth Arden will not, however, be prohibited from acquiring notes by other means, whether pursuant to a tender offer, open market transactions or otherwise.

On or after January 15, 2009, Elizabeth Arden may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009	103.875%
2010	102.583%
2011	101.292%
2012 and thereafter	100.000%

Unless Elizabeth Arden defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Elizabeth Arden is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Elizabeth Arden to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Elizabeth Arden will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, Elizabeth Arden will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Elizabeth Arden will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Elizabeth Arden will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Elizabeth Arden will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Elizabeth Arden.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Elizabeth Arden will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Elizabeth Arden will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. In such case, Elizabeth Arden’s failure to obtain such consent or repay such Senior Debt would likely constitute an Event of Default under such Senior Debt, which would, in turn, constitute a default under the indenture. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

The provisions described above that require Elizabeth Arden to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Elizabeth Arden repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Elizabeth Arden will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Elizabeth Arden and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Elizabeth Arden and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Elizabeth Arden to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Elizabeth Arden and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Elizabeth Arden by increasing the capital required to effectuate such transactions.

Asset Sales

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Elizabeth Arden (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of, or Equity Interests issued or sold;

(2)	In the case of Asset Sales involving consideration in excess of $10.0 million, the Fair Market Value shall be determined by the Board of Directors of Elizabeth Arden and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee promptly after the consummation of such Asset Sale; and

(3)	at least 75% of the consideration received in the Asset Sale by Elizabeth Arden or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	liabilities, as shown on Elizabeth Arden’s most recent consolidated balance sheet, of Elizabeth Arden or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are unconditionally assumed by the transferee of any such assets;

(b)	securities, notes or other obligations received by Elizabeth Arden or any such Restricted Subsidiary from such transferee that are converted within 90 days by Elizabeth Arden or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	stock or assets of the kind referred to in clauses (2), (3) or (4) of the next paragraph of this covenant.

For purposes of clause (3) of this paragraph, any liabilities of Elizabeth Arden or any of its Restricted Subsidiaries that are not unconditionally assumed by the transferee of such asset in respect of which Elizabeth Arden and all of its Restricted Subsidiaries are not released from any future liabilities in connection therewith will not be considered consideration.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Elizabeth Arden (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option for any one or more of the following purposes:

(1)	to repay Senior Debt;

(2)	to acquire assets or Capital Stock of a Permitted Business;

(3)	to make a capital expenditure;

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(5)	any combination of the foregoing.

Pending the final application of any Net Proceeds, Elizabeth Arden may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, Elizabeth Arden will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Elizabeth Arden may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Elizabeth Arden will comply with the requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Elizabeth Arden will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing Elizabeth Arden’s outstanding Senior Debt currently prohibit Elizabeth Arden from purchasing any notes, and also provides that certain change of control or asset sale events with respect to Elizabeth Arden would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Elizabeth Arden becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Elizabeth Arden is prohibited from purchasing notes, Elizabeth Arden could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Elizabeth Arden does not obtain such a consent or repay such borrowings, Elizabeth Arden will remain prohibited from purchasing notes. In such case, Elizabeth Arden’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Selection and Notice

If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend on, or make any other payment or distribution on account of, Elizabeth Arden’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Elizabeth Arden) (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of Elizabeth Arden or (b) to Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Elizabeth Arden) any Equity Interests of Elizabeth Arden or any direct or indirect parent of Elizabeth Arden (other than any shares of Series D preferred stock of Elizabeth Arden);

(3)	make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Elizabeth Arden or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Elizabeth Arden and any of its Restricted Subsidiaries), except a payment of principal at the Stated Maturity thereof, other than the purchase, repurchase or other acquisition of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or acquisition; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Elizabeth Arden would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Elizabeth Arden and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Elizabeth Arden for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the notes are originally issued to the end of Elizabeth Arden’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b)	100% of the aggregate net proceeds received by Elizabeth Arden since the date of the indenture, including the Fair Market Value of property other than cash, (i) as a contribution to its common equity capital, (ii) from the issue or sale of Equity Interests of Elizabeth Arden (other than Disqualified Stock) or (iii) from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Elizabeth Arden or any of its Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Elizabeth Arden); plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d)	to the extent that any Unrestricted Subsidiary of Elizabeth Arden designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the fair market value of Elizabeth Arden’s Investment in such Subsidiary as of the date of such redesignation; plus

(e)	50% of any dividends received by Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden after the date of the indenture from an Unrestricted Subsidiary of Elizabeth Arden, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Elizabeth Arden for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Elizabeth Arden) of, Equity Interests of Elizabeth Arden (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Elizabeth Arden; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Elizabeth Arden or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Elizabeth Arden to the holders of its Equity Interests on a pro rata basis;

(5)

so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden held by any current or former officer, director or employee of Elizabeth Arden or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $3.0 million in any calendar year; provided further, however, that Elizabeth Arden may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $9.0 million in any calendar year and in no event shall the amount of such repurchases, redemptions, acquisitions or retirements for value permitted to have been made pursuant to this clause (5) exceed $20.0 million in the aggregate; provided, further, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Elizabeth Arden to employees, officers, directors or consultants of Elizabeth Arden and its Restricted Subsidiaries that occurs after the date of the indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (3) above or previously applied to the payment of Restricted Payments pursuant to this clause (5)) plus (ii) the cash proceeds of key man life insurance policies received by Elizabeth Arden and its Restricted Subsidiaries after the date of the indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided, further, that the cancellation of Indebtedness owing to Elizabeth Arden from employees, officers, directors and consultants of Elizabeth Arden or any of its Restricted Subsidiaries in

connection with a repurchase of Equity Interests from such persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture; provided further that the net cash proceeds from such sales of Equity Interests described in clause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or rights to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or rights;

(7)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments or distributions to dissenting stockholders pursuant to applicable law or in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets;

(9)	so long as no Default has occurred and is continuing or would be caused thereby, payments made to purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock or Indebtedness of Elizabeth Arden that is contractually subordinated to the notes pursuant to provisions requiring Elizabeth Arden to offer to purchase, redeem, defease or otherwise acquire or retire for value such Capital Stock or Indebtedness upon the occurrence of a “Change of Control,” as defined in the charter provisions, agreements or instruments governing such Capital Stock or Indebtedness; provided, however, that Elizabeth Arden has made a Change of Control Offer and has purchased all notes tendered in connection with that Change of Control Offer; and

(10)	so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $30.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Elizabeth Arden or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Elizabeth Arden will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Elizabeth Arden may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Elizabeth Arden’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Elizabeth Arden and/or one or more of its Restricted Subsidiaries of Senior Debt and letters of credit under one or more Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Elizabeth Arden or any Restricted Subsidiary thereunder) in an aggregate principal amount not to exceed the greater of $200.0 million and the amount of the Borrowing Base;

(2)	the incurrence by Elizabeth Arden and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Elizabeth Arden and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

(4)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations (including borrowings under a Credit Facility), or Acquired Debt, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant, equipment or assets (in each case whether through the direct purchase of assets or through the purchase of Capital Stock of the Person owning such assets) used in the business of Elizabeth Arden or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (12) of this paragraph;

(6)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Elizabeth Arden and any of its Restricted Subsidiaries (other than a Receivables Subsidiary); provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Elizabeth Arden or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Elizabeth Arden’s Restricted Subsidiaries to Elizabeth Arden or to any of its Restricted Subsidiaries (other than a Receivables Subsidiary) of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Elizabeth Arden and any Restricted Subsidiary of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be;

(9)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(10)

the guarantee by Elizabeth Arden or any of the Guarantors of Indebtedness of Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation, letters of credit in respect of workers’ compensation claims or self insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self insurance; provided, however that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(13)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of Indebtedness arising from agreements of Elizabeth Arden or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of Elizabeth Arden or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Elizabeth Arden and/or that Restricted Subsidiary in connection with that disposition;

(14)	the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Elizabeth Arden or to any other Subsidiary of Elizabeth Arden or their assets (other than such Receivables Subsidiary and its assets and, as to Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden, other than pursuant to Standard Securitization Undertakings); and

(15)	the incurrence by Elizabeth Arden or any of its Restricted Subsidiaries of additional Indebtedness, the issuance by Elizabeth Arden of Disqualified Stock or the issuance by a Restricted Subsidiary of Elizabeth Arden of preferred stock in an aggregate principal amount, accreted value or liquidation preference, as applicable, at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (15), not to exceed $30.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Elizabeth Arden will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause of the definition of Permitted Debt. Indebtedness permitted by this covenant need not be permitted by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment or accrual of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, however, in each such case, that the amount thereof is included in Fixed Charges, if so required, of Elizabeth Arden as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Elizabeth Arden or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

No Layering of Debt

Elizabeth Arden will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Elizabeth Arden and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

Elizabeth Arden will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Elizabeth Arden or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Elizabeth Arden or any of its Restricted Subsidiaries;

(2)	make loans or advances to Elizabeth Arden or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Elizabeth Arden or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities permitted by the indenture to be incurred and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements;

(2)	the indenture, the notes and the Note Guarantees or any other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries that is pari passu in right of payment to the notes provided that the encumbrances or restrictions are no more restrictive, taken as a whole, than those in the indenture;

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Elizabeth Arden or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business or that restrict the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract;

(6)	purchase money obligations for property acquired in the ordinary course of business, Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary or the assets of a Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions with respect to the disposition or distribution of assets or property and other customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Elizabeth Arden’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	any transfer of, or agreement to transfer, or other option or right with respect to, any property or assets of Elizabeth Arden or any Restricted Subsidiary not otherwise prohibited by the indenture; and

(13)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

Elizabeth Arden will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Elizabeth Arden is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Elizabeth Arden and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)

either: (a) Elizabeth Arden is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Elizabeth Arden under the notes, the indenture and the registration rights agreement;

(3)	immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4)	Elizabeth Arden or the Person formed by or surviving any such consolidation or merger (if other than Elizabeth Arden), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Elizabeth Arden immediately prior to such transaction.

In addition, Elizabeth Arden will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to (1) a merger of Elizabeth Arden with an Affiliate solely for the purpose of reincorporating Elizabeth Arden in another jurisdiction or (2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Elizabeth Arden and its Restricted Subsidiaries.

Transactions with Affiliates

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Elizabeth Arden (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Elizabeth Arden or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Elizabeth Arden or such Restricted Subsidiary with an unrelated Person; and

(2)	Elizabeth Arden delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Elizabeth Arden set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Elizabeth Arden; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to Elizabeth Arden or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any reasonable employment, compensation, bonus or benefit arrangement entered into by Elizabeth Arden or any of its Restricted Subsidiaries in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, including, without limitation, the grant of stock options, stock appreciation rights or other stock-based incentive awards (other than Disqualified Stock) in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be, provided that any non-stock payments by Elizabeth Arden or any Restricted Subsidiary in connection with the grant or exercise or other settlement of such stock options, stock appreciation rights or other stock-based incentive awards are permitted under the provisions of the indenture described above under “—Restricted Payments;”

(2)	transactions between or among Elizabeth Arden and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Elizabeth Arden) that is an Affiliate of Elizabeth Arden solely because Elizabeth Arden owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	the payment of reasonable fees, expense reimbursement and customary indemnification, advances and other similar arrangements to directors and officers of Elizabeth Arden or any of its Restricted Subsidiaries;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Elizabeth Arden to Affiliates of Elizabeth Arden;

(6)	Restricted Payments or Permitted Investments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments;”

(7)	reasonable loans or advances to employees of Elizabeth Arden and its Restricted Subsidiaries in the ordinary course of business of Elizabeth Arden or such Restricted Subsidiary, as the case may be;

(8)	purchases and sales of inventory in the ordinary course of business;

(9)	any transactions with a joint venture engaged in a Permitted Business; provided, however, that all of the outstanding ownership interests of such joint venture are owned only by Elizabeth Arden, its Restricted Subsidiaries and Persons who are not Affiliates of Elizabeth Arden;

(10)	scheduled payments of principal and interest with respect to Existing Indebtedness and dividends with respect to the Series D convertible preferred stock of Elizabeth Arden;

(11)	transactions effected as part of a Qualified Receivables Transaction otherwise permitted under the indenture; and

(12)	transactions between or among Elizabeth Arden and its Subsidiaries entered into in the ordinary course of business.

Additional Note Guarantees

If Elizabeth Arden or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture that either Guarantees or incurs any Indebtedness (other than intercompany Indebtedness that is not pledged to secure third-party Indebtedness), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created; provided, however, that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary; provided further, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries or Receivables Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries or Receivables Subsidiaries, as applicable, will not have to comply with the requirements of this covenant. Each subsidiary guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Domestic Subsidiary without rendering the subsidiary guarantee, as it relates to such Domestic Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Elizabeth Arden may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Elizabeth Arden and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Elizabeth Arden. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Elizabeth Arden may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Elizabeth Arden as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Elizabeth Arden as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Elizabeth Arden will be in default of such covenant. The Board of Directors of Elizabeth Arden may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Elizabeth Arden; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Elizabeth Arden of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated for purposes of the first paragraph of that description on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Elizabeth Arden will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Elizabeth Arden will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Elizabeth Arden were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Elizabeth Arden were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Elizabeth Arden’s consolidated financial statements by Elizabeth Arden’s certified independent accountants. In addition, Elizabeth Arden will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, Elizabeth Arden is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Elizabeth Arden will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Elizabeth Arden will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Elizabeth Arden’s filings for any reason, Elizabeth Arden will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Elizabeth Arden were required to file those reports with the SEC.

If Elizabeth Arden has designated any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Elizabeth Arden and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Elizabeth Arden.

In addition, Elizabeth Arden and the Guarantors agree that that, if at any time during the first two years after the date of the indenture they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes, whether or not prohibited by the subordination provisions of the indenture;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Elizabeth Arden or any of its Restricted Subsidiaries to comply with the provisions described under the captions “Repurchases at the Option of Holders” and “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Elizabeth Arden or any of its Restricted Subsidiaries for 30 days after written notice specifying the default to Elizabeth Arden by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Elizabeth Arden or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Elizabeth Arden or any of its

Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of Indebtedness at its Stated Maturity within any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its final maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6)	failure by Elizabeth Arden or any of its Restricted Subsidiaries to pay final, non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (net of any amounts covered by insurance or pursuant to which Elizabeth Arden is indemnified or pursuant to which Elizabeth Arden is indemnified to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days;

(7)	except as permitted by the indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, any group of Guarantors that, taken together, would constitute a Significant Subsidiary or any Person acting on behalf of any such Guarantor or group, shall deny or disaffirm its obligations under its Note Guarantee and such default continues for ten days after receipt of the notice specified in the indenture; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Elizabeth Arden or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Elizabeth Arden, any Restricted Subsidiary of Elizabeth Arden that is a Significant Subsidiary or any group of Restricted Subsidiaries of Elizabeth Arden that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to Elizabeth Arden.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.

Elizabeth Arden is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Elizabeth Arden is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Elizabeth Arden or any Guarantor, as such, will have any liability for any obligations of Elizabeth Arden or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Elizabeth Arden may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Elizabeth Arden’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Elizabeth Arden’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Elizabeth Arden may, at its option and at any time, elect to have the obligations of Elizabeth Arden and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Elizabeth Arden must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Elizabeth Arden must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Elizabeth Arden must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Elizabeth Arden has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Elizabeth Arden must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Elizabeth Arden or any Guarantor is a party or by which Elizabeth Arden or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Elizabeth Arden or any of its Subsidiaries is a party or by which Elizabeth Arden or any of its Subsidiaries is bound;

(6)	Elizabeth Arden must deliver to the trustee an officers’ certificate stating that the deposit was not made by Elizabeth Arden with the intent of preferring the holders of notes over the other creditors of Elizabeth Arden with the intent of defeating, hindering, delaying or defrauding any creditors of Elizabeth Arden or others; and

(7)	Elizabeth Arden must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes, including without limitation, payment of the Change of Control payment or the Asset Sale Offer Price (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, Elizabeth Arden, the Guarantors and the trustee may amend or supplement the indenture or the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Elizabeth Arden’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Elizabeth Arden’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of the Registered Notes to the extent that such provision in this Description of the Registered Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)	to provide for a successor trustee; or

(10)	to comply with any rules of DTC or any successor depositary.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes and the Note Guarantees issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Elizabeth Arden, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable, or will become due and payable within one year, by reason of providing for the mailing of a notice of redemption or otherwise and Elizabeth Arden or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Elizabeth Arden or any Guarantor is a party or by which Elizabeth Arden or any Guarantor is bound;

(3)	Elizabeth Arden or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Elizabeth Arden has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Elizabeth Arden must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Elizabeth Arden or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Elizabeth Arden, Inc., 200 First Stamford Place, Stamford, Connecticut 06902, Attention: Senior Vice President, Finance.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that no Person (other than Elizabeth Arden or any Subsidiary of Elizabeth Arden) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of Elizabeth Arden or any of its Subsidiaries solely by reason of such Investment. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Elizabeth Arden and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Elizabeth Arden’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (in each case other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than Elizabeth Arden or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among Elizabeth Arden or any of its Restricted Subsidiaries and one or more of its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Elizabeth Arden to Elizabeth Arden or to a Restricted Subsidiary of Elizabeth Arden;

(4)	sales of inventory, accounts receivable or other current assets in the ordinary course of business of Elizabeth Arden and its Subsidiaries;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof;

(7)	the sale, lease, conveyance or other disposition of obsolete, damaged or worn out equipment or property in the ordinary course of business or any other property that is uneconomic or no longer useful to the conduct of the business of Elizabeth Arden or its Restricted Subsidiaries;

(8)	the licensing of intellectual property on customary terms in the ordinary course of business or consistent with past practices;

(9)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (9), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay such notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Elizabeth Arden entered into as part of a Qualified Receivables Transaction;

(10)	transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and

(11)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	85% of the face amount of all accounts receivable owned by Elizabeth Arden and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (giving pro forma effect to any acquisitions or dispositions on or preceding such date and after the end of the most recent fiscal quarter preceding such date) that were not more than 120 days past due provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which Elizabeth Arden or any of its Subsidiaries has agreed to sell or transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

(2)	75% of the book value of all inventory owned by Elizabeth Arden and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date (giving pro forma effect to any acquisitions or dispositions on or preceding such date and after the end of the most recent fiscal quarter on or preceding such date).

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars and any foreign currency in which Elizabeth Arden or its Restricted Subsidiaries transact in the ordinary course of business in amounts as are reasonable and customary in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits or demand deposits, in each case, with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $250.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Elizabeth Arden and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Elizabeth Arden;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Elizabeth Arden, measured by voting power rather than number of shares;

(4)	Elizabeth Arden consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Elizabeth Arden, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Elizabeth Arden or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Elizabeth Arden outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

(5)	the first day on which a majority of the members of the Board of Directors of Elizabeth Arden are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	any reasonable expenses or charges relating to any offering of equity interests, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture and, in each case, deducted in computing such Consolidated Net Income; plus

(5)	the amount of any one-time restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges) incurred in connection with acquisitions or dispositions not in the ordinary course of business deducted in computing such Consolidated Net Income; plus

(6)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (or net loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person (and if such Net Income is a loss it will be included only to the extent that such loss has been funded with cash by the specified Person or a Restricted Subsidiary of the specified Person);

(2)	the Net Income (or net loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than those agreements permitted by clauses (1), (2), (4), (5), (6), (8), (9), (10), (11), (12) and (13) of the “—Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant);

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	non-cash charges relating to employee benefit or other management or consultant compensation plans of Elizabeth Arden or any Restricted Subsidiary (to the extent such non-cash charges relate to plans of Elizabeth Arden or any Restricted Subsidiary for the benefit of members of the Board of Directors of Elizabeth Arden or any Restricted Subsidiary (in their capacity as such) or employees or consultants of Elizabeth Arden and its Restricted Subsidiaries), or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of Elizabeth Arden or any Restricted Subsidiary (to the extent such non-cash charges relate to plans of Elizabeth Arden or any Restricted Subsidiary for the benefit of members of the Board of Directors of Elizabeth Arden or any Restricted Subsidiary (in their capacity as such) or employees or consultants of Elizabeth Arden and its Restricted Subsidiaries), (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period), in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income, will be excluded;

(5)	any goodwill impairment charges will be excluded;

(6)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Elizabeth Arden who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 24, 2002, by and among Elizabeth Arden, JPMorgan Chase Bank, as administrative agent, Fleet National Bank, as collateral agent, the lenders party thereto, providing for revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, increased, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors and whether with the same or different lenders and/or investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities, indentures (including, without limitation, the Credit Agreement or commercial paper facilities or other agreements, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced, restructured or refinanced in whole or in part from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of Elizabeth Arden as additional borrowers or guarantors thereunder), whether by the same or any other agent, lender, investor or group of lenders or investors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Credit Agreement; and

(2)	after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Elizabeth Arden as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock (other than shares of the Series D convertible preferred stock of Elizabeth Arden) that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Elizabeth Arden to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Elizabeth Arden may not repurchase or redeem any such Capital Stock pursuant to such provisions if such repurchase or redemption would constitute an Event of Default. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Elizabeth Arden and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Elizabeth Arden that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means Indebtedness of Elizabeth Arden and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, with respect to any value in excess of $2.5 million, determined in good faith by the Board of Directors of Elizabeth Arden (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions, recapitalizations, dispositions, mergers, consolidations and discontinued operations that have been made by the specified Person or any of its Restricted Subsidiaries and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including pro forma cost savings, as if they had occurred on the first day of the four-quarter reference period;

(2)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(3)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(4)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations and including the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	commissions, discounts, yield and other financing fees and financing charges incurred in connection with any transaction (including, without limitation, a Qualified Receivables Transaction) pursuant to which such Person or any of its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction;” plus

(5)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Elizabeth Arden (other than Disqualified Stock) or to Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each Person that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture. As of the date of the indenture, DF Enterprises, Inc., FD Management, Inc., Elizabeth Arden International Holding, Inc. (formerly known as FFI International, Inc.), Elizabeth Arden (Financing), Inc., RDEN Management, Inc. and Elizabeth Arden Travel Retail, Inc. are the Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to manage fluctuations in currency exchange rates or commodity prices.

“Immaterial Subsidiary” means a Subsidiary of Elizabeth Arden that, as of the time of determination of whether such Subsidiary is an “Immaterial Subsidiary”, accounted on a consolidated basis for less than 5% of the total sales of Elizabeth Arden and its consolidated Subsidiaries for the most recent four fiscal quarters or accounted on a consolidated basis for less than 5% of the total assets of Elizabeth Arden and its consolidated Subsidiaries as of the most recent date for which a consolidated balance sheet of Elizabeth Arden is available.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding payroll, commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Elizabeth Arden such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Elizabeth Arden, Elizabeth Arden will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Elizabeth Arden’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Elizabeth Arden or any Subsidiary of Elizabeth Arden of a Person that holds an Investment in a third Person will be deemed to be an Investment by Elizabeth Arden or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Elizabeth Arden or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting, investment banking and other professional fees, title and recording expenses, sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable or required to be accrued as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Elizabeth Arden nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of Elizabeth Arden’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means (1) the same or similar line of business as Elizabeth Arden and its Restricted Subsidiaries are engaged in on the date of the indenture and (2) such business activities as are complementary to or are incidental, ancillary or related to the foregoing.

“Permitted Investments” means:

(1)	any Investment in Elizabeth Arden or in a Restricted Subsidiary of Elizabeth Arden;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Elizabeth Arden; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Elizabeth Arden or a Restricted Subsidiary of Elizabeth Arden;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any Investment in or acquisition of assets or Equity Interests the payment of which consists of the issuance of Equity Interests (other than Disqualified Stock) of Elizabeth Arden;

(6)	Investments in endorsements of negotiable instruments and similar negotiable instruments in the ordinary course of business;

(7)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Elizabeth Arden or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	Investments represented by Hedging Obligations;

(9)	loans or advances to employees made in the ordinary course of business of Elizabeth Arden or the Restricted Subsidiary of Elizabeth Arden in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(10)	repurchases of the notes;

(11)	receivables owing to Elizabeth Arden or any Restricted Subsidiary and prepaid expenses if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Elizabeth Arden or any such Restricted Subsidiary of Elizabeth Arden deems reasonable under the circumstances;

(12)	advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business;

(13)	deposits, bid bonds and performance bonds with governmental authorities made in the ordinary course of business;

(14)	Investments existing on the date of the indenture and Investments contributed to the common equity capital of Elizabeth Arden subsequent to the date of the indenture;

(15)	Investments made in the ordinary course of business and consistent with past practices through licensing or otherwise acquiring rights to own or use intellectual property;

(16)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Elizabeth Arden or a Restricted Subsidiary in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Elizabeth Arden entered into as part of a Qualified Receivables Transaction; and

(17)	other Investments in any Person other than an Affiliate of Elizabeth Arden having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed $25.0 million.

“Permitted Junior Securities” means:

(1)	Equity Interests in Elizabeth Arden or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Note Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1)	Liens on assets of Elizabeth Arden or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens in favor of Elizabeth Arden or any Restricted Subsidiary;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Elizabeth Arden or any Subsidiary of Elizabeth Arden; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Elizabeth Arden or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Elizabeth Arden or any Subsidiary of Elizabeth Arden; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	Liens arising by operation of law in connection with judgments, which do not give rise to an Event of Default with respect thereto;

(11)	Liens on sales of inventory, accounts receivable or other current assets arising in the ordinary course of business;

(12)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(14)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(15)	Liens incurred in the ordinary course of business of Elizabeth Arden or any Subsidiary of Elizabeth Arden with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Elizabeth Arden or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Offering” means any offering of Capital Stock (other than Disqualified Stock) of Elizabeth Arden.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Elizabeth Arden and/or any of its Restricted Subsidiaries pursuant to which Elizabeth Arden and/or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Elizabeth Arden and/or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Elizabeth Arden and/or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Financing” means any transaction or series of transactions that may be entered into by Elizabeth Arden and/or any of its Restricted Subsidiaries pursuant to which Elizabeth Arden any/or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Elizabeth Arden and/or any of its Restricted Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Elizabeth Arden and/or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Elizabeth Arden and/or such Restricted Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of Elizabeth Arden which engages in no activities other than in connection with the financing of accounts receivable and related assets and which is designated by the Board of Directors of Elizabeth Arden (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden (other than Standard Securitization Undertakings), (ii) is recourse to or obligates Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither Elizabeth Arden nor any Restricted Subsidiary of Elizabeth Arden has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Elizabeth Arden or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Elizabeth Arden, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Elizabeth Arden nor any Restricted Subsidiary of Elizabeth Arden has any contractual obligation, other than pursuant to Standard Securitization Undertakings, to maintain or preserve such Subsidiary’s financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Elizabeth Arden will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Elizabeth Arden giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1)	all Indebtedness of Elizabeth Arden or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness of Elizabeth Arden or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Note Guarantee; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Elizabeth Arden;

(2)	any intercompany Indebtedness of Elizabeth Arden or any of its Subsidiaries to Elizabeth Arden or any of its Affiliates;

(3)	any trade payables;

(4)	the portion of any Indebtedness that is incurred in violation of the indenture; or

(5)	Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Elizabeth Arden and/or any Subsidiary of Elizabeth Arden that Elizabeth Arden has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Elizabeth Arden that is designated by the Board of Directors of Elizabeth Arden as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with Elizabeth Arden or any Restricted Subsidiary of Elizabeth Arden unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Elizabeth Arden or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Elizabeth Arden;

(3)	is a Person with respect to which neither Elizabeth Arden nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Elizabeth Arden or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

Form of Registered Notes

The registered notes will be issued in fully registered form, without coupons. Except as described in the next paragraph, the registered notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the registered notes will own book-entry interests in the global note evidenced by records maintained by DTC.

Book-entry interests may be exchanged for certificated notes of like tenor and equal aggregate principal amount, if

(1) DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary within 90 days,

(2) we provide for the exchange pursuant to the terms of the indenture, or

(3) we determine that the book-entry interests will no longer be represented by global notes and we execute and deliver to the trustee instructions to that effect.

As of the date of this prospectus, no certificated notes are issued and outstanding.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the exchange of old notes for registered notes in the exchange offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Notes

The exchange of your old notes for registered notes in the exchange offer would not constitute an exchange for federal income tax purposes. Accordingly, the exchange of your old notes for registered notes would have no federal income tax consequences to you. For example, there would be no change in your tax basis and your holding period would carry over to the registered notes. In addition, the federal income tax consequences of holding and disposing of your registered notes would also be the same as those applicable to your old notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging old notes for registered notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives registered notes in the exchange offer for its own account must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the notes. We reserve the right in our sole discretion to purchase or make offers for, or to offer registered notes for, any old notes that remain outstanding subsequent to the expiration of the exchange offer pursuant to this prospectus or otherwise and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. This prospectus, as it may be amended or supplemented from time to time, may be used by all persons subject to the prospectus delivery requirements of the Securities Act, including broker-dealers in connection with resales of registered notes received in the exchange offer, where the notes were acquired as a result of market-making activities or other trading activities and may be used by us to purchase any notes outstanding after expiration of the exchange offer. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such a resale.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Notes received by broker-dealers in the exchange offer for their own account may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Such a resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from such a broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it in the exchange offer for its own account and any broker or dealer that participates in a distribution of the notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on such a resale of the notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and expenses of counsel to the initial purchasers of the old notes, other than commissions or concessions of any brokers or dealers, and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP has passed upon the validity of the notes on behalf of the issuer.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended January 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.